EXHIBIT 99.1

RG BARRY BRANDS REPORTS 2nd QUARTER PERFORMANCE

PICKERINGTON, Ohio – Tuesday, Feb. 5, 2013 – R.G. Barry Corporation (Nasdaq: DFZ), today said that its second-quarter/first-half consolidated performance was in line with its previously-reported expectations for its fiscal 2013 year.

For the half ended December 29, 2012, the Company reported, on a consolidated basis:

•	Net earnings of $11.4 million, or $0.99 per diluted share, down 13.6% from $13.2 million, or $1.17 per diluted share, in the first half of fiscal 2012;

•	Net sales of $95.7 million versus net sales of $105.8 million one year ago;
•	Gross profit as a percent of sales at 43.3% up from 42.8% in the first half of fiscal 2012; and
•	Selling, general and administrative expenses of $22.9 million versus $23.3 million in the comparable period one year ago.

Consolidated quarterly results included:

•	Net earnings of $5.3 million, or $0.46 per diluted share, versus $6.4 million, or $0.56 per diluted share, in the second quarter of fiscal 2012;
•	Net sales of $48.5 million compared to net sales of $55.6 million in the equivalent period last year;
•	Gross profit as a percent of net sales 42.4% up from 41.4% one year ago; and
•	Selling, general and administrative expenses down 3.9% at $11.9 million versus $12.4 million in the second quarter last year.

Footwear Segment

The company said the 13.7% year-over-year decrease in first half net footwear sales to $77.8 million reflected reductions in certain seasonal programs and generally soft July-to-December 2012 retail business in some channels. Footwear net sales for the quarter were $39.5 million versus $47.9 million in the equivalent period last year.

Footwear segment gross profit as a percentage of first half net sales at 40.5% rose 40 basis points from the comparable period of fiscal 2012; and quarterly gross profit as a percentage of net sales expanded to 39.7% from 38.5% in the second quarter one year ago. The increases were due primarily to changes in product and customer mix.

The segment generated a first half operating profit of $20.7 million, down $4.1 million from last year; and a second quarter operating profit of $9.8 million down from $12.3 million in the second quarter of fiscal 2012.

Accessories Segment

Six-month net sales in Accessories segment rose 14.1 % in both new and existing channels to $18.0 million versus $15.7 in the equivalent period of fiscal 2012. For the quarter, accessories net sales were up 17.1% at $9.0 million.

Accessories gross profit dollars for the half rose by 8.9% to $10.0 million, although gross profit as a percentage of net sales contracted by 270 basis points to 55.4% compared to one year ago. For the quarter, gross profit was $4.9 million, up 7.6% from the prior year. The changes in gross profit reflected both a shift in product mix and increased shipments to retailers versus the comparable periods of fiscal 2012.

Segment operating profits of $1.6 million for the quarter and $3.4 million for the half were basically flat versus last year as a result of increased shipping costs related to higher sales and to increased expenses from the Company’s continuing investment in its brands and long-term growth strategy.

Management Comments

“We continue aligning our business for tomorrow while consistently producing operating efficiencies today that place us among the best in our industry,” said Greg Tunney, President and Chief Executive Officer. “During the first half of this year we introduced baggallini into new channels. We extended the distribution of our Foot Petals brand. And, we launched an international growth initiative.”

José Ibarra, Senior Vice President Finance and Chief Financial Officer added, “Our 6-month consolidated gross profit as a percentage of net sales expanded by 50 basis points despite the 9.5% drop in six-month net sales. Consolidated expenses for the half were down nearly 2% year-over-year, even as we continued investing in our brands. We ended the important holiday selling season with our inventory levels and mix properly positioned for the remainder of this year; and our cash and short-term investments at the half were up 14% from one year ago at $41.4 million.

“We continue refining the elements of our business that are within our control; and we are confident in the viability of our operating model. The Company is financially healthy and well-positioned to continue its focus on strengthening existing brands through investment and acquiring new brands for our expanding portfolio,” he said.

Looking Ahead

Mr. Tunney concluded, “We expect to finish our year among the best-performing companies in our category, but fiscal 2013 will be the first time in seven years that we have not posted top-line growth. Our decision to exit certain seasonal footwear programs, the elimination of a key men’s slipper program and general retail softness in our replenishment footwear business all will negatively impact our overall annual performance to a greater extent than we originally envisioned. We expect our Accessories segment to meet or exceed its growth and profitability objectives for fiscal 2013, but those gains will only partially offset anticipated declines in footwear.

“While we are disappointed by these short-term issues, our approach to operating this business remains laser-focused on the future. We are committed to our strategies and confident that they will, over time, generate continuing innovation, efficiency, growth and profitability for our consumers, customers and shareholders.”

Conference Call/Webcast Today

R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 9:00 a.m. Eastern Standard Time today. Management will discuss the Company's performance, its plans for the future and will accept questions from participants. The conference call is available at (800) 860-2442 in the U.S., (866) 605-3852 in Canada and +1 (412) 858-4600 internationally until five minutes before starting time. To listen via the Internet, log on at: http://www.videonewswire.com/event.asp?id=91816.

Replays of the call will be available several hours after its completion. The audio replay can be accessed through Feb. 20, 2013, by calling (877) 344-7529 in the U.S. or (412) 317-0088 internationally and using passcode 10024140. A written transcript and audio replay of the call will be posted for at least 12 months at the Investor Room section of rgbarry.com.

About RG Barry

RG Barry develops great accessories brands that provide fashionable, solution-oriented products that touch consumers. Our primary brands include: Dearfoams slippers dearfoams.com; baggallini handbags, totes and travel accessories baggallini.com; and Foot Petals premium insoles and comfort products footpetals.com. To learn more, visit us at rgbarry.com.

Forward-Looking Statements

Some of the disclosures in this news release contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “expect,” “could,” “should,” “anticipate,” “believe,” “estimate,” or words with similar meanings. Any statements that refer to projections of our future performance, anticipated trends in our business and other characterizations of future events or circumstances are forward-looking statements. These statements, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, are based upon our current plans and strategies and reflect our current assessment of the risks and uncertainties related to our business. These risks include, but are not limited to: our continuing ability to source products from third parties located within and outside North America; competitive cost pressures; the loss of retailer customers to competitors, consolidations, bankruptcies or liquidations; shifts in consumer preferences; the impact of the global financial crisis and general economic conditions on consumer spending; the impact of the highly seasonal nature of our footwear business upon our operations; inaccurate forecasting of consumer demand; difficulties liquidating excess inventory; disruption of our supply chain or distribution networks; our ability to implement new enterprise resource information systems; a failure in or a breach of our operational or security systems or infrastructure, or those of our third-party suppliers and other service providers, including as a result of cyber-attacks; the unexpected loss of any of the skills and experience provided by our senior officers; our ability to successfully integrate any new business acquisitions; and our investment of excess cash in certificates of deposit and other variable rate demand note securities. You should read this news release carefully because the forward-looking statements contained in it (1) discuss our future expectations; (2) contain projections of our future results of operations or of our future financial condition; or (3) state other “forward-looking” information. The risk factors described in “Item 1A. Risk Factors” of Part I of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (the “2012 Form 10-K”) and our other filings with the Securities and Exchange Commission (the “SEC”), give examples of the types of uncertainties that may cause actual performance to differ materially from the expectations we describe in our forward-looking statements. If the events described in “Item 1A. Risk Factors” of Part I of our 2012 Form 10-K occur, they could have a material adverse effect on our business, operating results and financial condition. You should also know that it is impossible to predict or identify all risks and uncertainties related to our business. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events, except as required by applicable law. Any further disclosures in our filings with the SEC should also be considered.

Contacts:	Roy Youst, RG Barry Investor Relations • 614.729.7200 • ryoust@rgbarry.com

José G. Ibarra, Senior VP Finance/CFO • 614.864.6400 • jibarra@rgbarry.com

—financial charts follow—

R.G. BARRY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands of dollars, except for per share data)

	Thirteen	Thirteen		Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended		Weeks Ended	Weeks Ended
	(unaudited)	(unaudited)	% Increase	(unaudited)	(unaudited)	% Increase
	December 29, 2012	December 31, 2011	Decrease	December 29, 2012	December 31, 2011	Decrease
Net sales	$48,505	$55,599	-12.8%	$95,737	$105,829	-9.5%
Cost of Sales	27,951	32,602	-14.3%	54,266	60,579	-10.4%
Gross profit	20,554	22,997	-10.6%	41,471	45,250	-8.4%

Gross profit (as percent of net sales)	42.4%	41.4%		43.3%	42.8%

Selling, general and administrative expenses	11,930	12,415	-3.9%	22,921	23,295	-1.6%

Operating profit	8,624	10,582	-18.5%	18,550	21,955	-15.5%

Other income	242	88		465	175
Interest income, net	(175)	(189)	-7.4%	(351)	(444)	-20.9%

Earnings, before income taxes	8,691	10,481	-17.1%	18,664	21,686	-13.9%

Income tax expense	3,390	4,130	-17.9%	7,229	8,445	-14.4%

Net earnings	$5,301	$6,351	-16.5%	$11,435	$13,241	-13.6%

Earnings per common share
Basic	$0.47	$0.57	-17.5%	$1.01	$1.19	-15.1%
Diluted	$0.46	$0.56	-17.9%	$0.99	$1.17	-15.4%

Weighted average number of common shares outstanding
Basic	11,372	11,179		11,327	11,157
Diluted	11,564	11,364		11,526	11,335

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

	(unaudited)	(unaudited)	(audited)
	December 29, 2012	December 31, 2011	June 30, 2012

ASSETS
Cash & Short term investments	$41,415	$36,210	$41,711
Accounts Receivable, net	19,481	20,280	13,176
Inventory	19,829	18,889	21,149
Prepaid expenses and other current assets	2,932	3,184	2,864
Total current assets	83,657	78,563	78,900

Net property, plant and equipment	4,136	4,264	4,186

Other assets	44,150	46,088	45,180
Total Assets	$131,943	$128,915	$128,266

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term notes payable	-	1,750	1,750
Accounts payable	8,654	5,763	10,962
Other current liabilities	10,634	12,809	9,987
Total current liabilities	19,288	20,322	22,699

Long-term debt	18,214	22,500	20,357
Accrued retirement costs and other	10,811	10,801	10,803
Shareholders' equity, net	83,630	75,292	74,407
Total liabilities & shareholders' equity	$131,943	$128,915	$128,266